Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Announces Recommendation of Data Monitoring

Committee for Pivotal Phase lll Clinical Trial for Firdapse™

CORAL GABLES, FL, March 27, 2013 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases and disorders, announced today that, on March 25, 2013, the independent Data Monitoring Committee (DMC) overseeing the Company’s ongoing pivotal Phase III clinical trial in the United States and Europe evaluating Firdapse™ for the treatment of Lambert-Easton Myasthenic Syndrome (LEMS) recommended that the Company continue the trial as planned based on the committee’s review of safety and clinical data from the trial.

The DMC is a group of experts responsible for the independent review of accumulated clinical safety and efficacy data obtained in our clinical trial, in order to safeguard the interests and safety of participants and future patients. The DMC considers study-specific data, as well as relevant background knowledge about the disease, test agent or patient population under study.

The Firdapse™ Phase III clinical trial is designed as a randomized, double-blind, placebo-controlled, discontinuation trial enrolling 30 patients diagnosed with LEMS at sites in the U.S. and Europe. Catalyst anticipates that it will be adding up to 20 additional sites in the U.S., Europe, Canada and South America. Catalyst expects to complete enrollment in the trial by the end of the fourth quarter of 2013 and to announce top line data from the trial during the second quarter of 2014.

About LEMS

Lambert-Eaton Myasthenic Syndrome, or LEMS, is a rare autoimmune disorder characterized by muscle weakness of the limbs. The disease is caused by an autoimmune reaction where antibodies are formed against the connection between nerves and the muscles they supply. Often, LEMS is associated with an underlying malignancy, most commonly small-cell lung cancer, and in some individuals, LEMS is the first symptom of such malignancy. LEMS generally affects the extremities, especially the legs. As the disease most affects the parts of limbs closest to the trunk, difficulties with climbing stairs or rising from a sitting position are commonly noted. Physical exercise and high temperatures tend to worsen the symptoms. Other symptoms occasionally seen include weakness of the muscles of the mouth, throat, and eyes. Individuals affected with LEMS also may have a disruption of the autonomic nervous system, including dry mouth, constipation, blurred vision, impaired sweating, and/or hypotension.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc., is a specialty pharmaceutical company focused on the development and commercialization of prescription drugs targeting rare (orphan) neuromuscular and neurological diseases and disorders, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette’s Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal phase III trial. Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder, Tourette’s Syndrome, and movement disorders associated with the treatment of Parkinson’s Disease.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the Phase III trial will be successful, the Phase III trial will be completed in the schedule described above, any of the Company’s product candidates will ever be approved for commercialization, as well as those factors described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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